EXHIBIT 99.1

CONTACT:

          Tom Steinbauer
          Senior Vice President of Finance, CFO
          Ameristar Casinos, Inc.
          702/567-7000

AMERISTAR CASINOS PRESENTS ITS MASTER
PLAN FOR ST. CHARLES, MO. CASINO ENTERTAINMENT PROJECT
(Revised plans include 600 additional slot machines, 44 additional table games and additional restaurant & entertainment venues)

Las Vegas, Nev., June 26, 2001 — Ameristar Casinos, Inc. today presented to the staff of the Missouri Gaming Commission the master plan for its new casino entertainment facility currently under construction in St. Charles, Missouri. The Company’s plans call for approximately 115,000 square feet of casino space, approximately 70,000 more square feet of casino space than in the current operating facility and 45,000 square feet more than originally planned for the new facility.

      The casino is now expected to include approximately 3,000 slot machines and 104 table games, including a 12-table poker room, for a total of approximately 3,700 gaming positions or approximately 900 more gaming positions than originally planned. The Company’s original plan called for approximately 2,400 slot machines and 60 table games, without any poker tables. In addition to the increased gaming space, Ameristar plans to add both a VIP lounge and a deli on the gaming vessels for the convenience of customers.

      Ameristar intends to expand the casino by completing the interior of both gaming vessels, which lie in a man-made protective basin in the Missouri River, instead of only a single vessel as originally planned. As a result, gaming space on the main casino level will be approximately doubled, and the mezzanine level of one of the vessels will continue to be dedicated to casino operations as originally planned. The mezzanine level of the second vessel will be used to host special VIP-related events and remain available to further expand the casino floor by up to 25,000 square feet as warranted by market conditions simply by adding gaming equipment.

      The Company’s long-term master plan for the development of the land-side entertainment center includes: an historical streetscape reminiscent of St. Charles’ past extending from the entryway at the porte cochere through the pavilion; a 510-seat, state-of-the-art buffet with multiple serving stations; a 260-seat sports bar and grill; a 154-seat steakhouse featuring exhibition cooking with a 46-seat lounge and a private dining room with 20 seats; a 215-seat casual dining restaurant; a 120-seat oyster bar with entertainment; a cabaret lounge with alternative seating configurations for up to 300 guests for music, comedy and other entertainment acts; a video game arcade; and a gift shop.

      The Company’s original plans for the entertainment center amenities included only the streetscape, the buffet, the steakhouse, an entertainment lounge and the gift shop. For the initial phase of the project, the Company intends to open the streetscape, the buffet, at least two of the other restaurants, one of which will include an entertainment venue, the arcade and the gift shop. Further build-out of the master-planned facilities as part of the initial and future phases will be dependent upon budget considerations and anticipated customer demand. The Company continues to anticipate opening the new facility in mid-2002.

      The expanded entertainment center will allow the property to accommodate the dining and entertainment needs of the customers drawn to the larger casino. Once the master-planned venues are completed, approximately 205,000 square feet of space in the entertainment center will remain available for future expansion, requiring only interior finishes to complete.

      The Company’s decision to expand the St. Charles project was motivated by its assessment of current and anticipated demand in the greater St. Louis gaming market and the anticipated availability to the Company of the capital resources necessary to fund the project. According to data published by governmental agencies, total gaming revenues for the St. Louis market for the period from January 1, 2001 through May 31, 2001 were $315.2 million, up 9.4 percent from $288 million during the same period in 2000. Ameristar St. Charles’ gaming revenues increased to approximately $56.5 million during the period from January 1, 2001 through May 31, 2001, from approximately $48.1 million during the corresponding period in 2000, an increase of approximately 17.5 percent. This has resulted in an increase of Ameristar St. Charles’ market share to 17.9 percent during the period from January 1, 2001 through May 31, 2001, compared to 16.7 percent for the same period in 2000. During May 2001, Ameristar St. Charles’ average daily gaming win was $178.50 per slot machine and $1,020.12 per table game ($131.73 per table game position). Based on the strength of the St. Louis gaming market, Ameristar’s management believes the market can support the expanded casino entertainment facility contemplated by the Company’s revised plans with an attractive return on the Company’s additional investment.

      “In keeping with our goal of creating the premier gaming and entertainment facility in the St. Louis metropolitan area, I am pleased to announce our plans to expand the size and scope of our St. Charles project,” said Ameristar’s President and Chief Executive Officer, Craig H. Neilsen. “With our revised plans, we will be able to offer more gaming, dining and entertainment options to the St. Charles community and the greater St. Louis market, which with 3.7 million people within a 100-mile radius is the second most under-served new jurisdiction gaming market in the United States. The new Ameristar St. Charles project will deliver Ameristar’s high standards of quality to our customers in this dynamic market.”

      The Company’s current goal is to establish a budget not to exceed approximately $160 million for the completion of the initial phase of the new St. Charles project. The final budget for, and scope of the initial phase of the project, will be determined following the completion of further design work and the receipt of construction bids and estimates. The increase from Ameristar’s original budget of approximately $110 million is primarily due to the expansion of the size and scope of the project, including both the increased casino size and the amenities that will be added throughout the project to serve the larger casino. In addition, the Company’s revised plans call for the installation of more new furniture, fixtures and equipment than originally contemplated; the original plan called for the installation of more used materials from the existing St. Charles facility and Ameristar Kansas City.

      The Company expects to fund the St. Charles project out of operating cash flows and borrowings under the Company’s senior secured credit facilities, the availability of which is primarily dependent upon the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) on a rolling four-quarter basis. The Company’s senior secured credit facilities limit the amount of capital expenditures that can be made by the Company for various purposes, including construction of the new St. Charles facility. Due to recent renovations at the Company’s other properties and the purchase of a significant number of new technology multi-coin slot machines since 1999, the Company’s capital expenditures on other projects through

2002 are anticipated to be substantially less than permitted by its credit facilities for these projects. The Company intends to apply these capital expenditure allowances, which amount to approximately $30 million, to the expanded St. Charles project.

      While the Company believes that it will have available the capital resources necessary to fund the expanded St. Charles project, the Company believes it will nonetheless need to seek consents from its senior secured lenders to apply a portion of its available resources to the St. Charles project. The inability to secure consents from lenders or the failure of the Company to achieve its anticipated operating performance (for which no assurances can be given as to either matter) could adversely impact either or both the scope and timing of completion of the St. Charles project.

      The former owner of the St. Charles facility invested approximately $169 million in the new project before suspending construction in mid-1997. In December 2000, Ameristar purchased for $160 million the construction project and the currently operating casino entertainment facility, including the parking garage, elevated roadway and porte cochere that will continue to be used following completion of the new facility. Construction on the replacement project resumed in mid-May 2001 following the execution of an approximately $75 million guaranteed maximum price contract with J.S. Alberici Construction Co., Inc. for a portion of the work contemplated by the Company’s master plan, slightly below the Company’s initial expectations for this work.

      Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming company known for its distinctive, quality conscious hotel casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization’s roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the Company owns and operates six properties in Nevada, Missouri, Iowa and Mississippi, two of which carry the prestigious American Automobile Association’s Four Diamond designation. Ameristar’s Common Stock is traded on the NASDAQ National Market System under the symbol: ASCA.

      This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of words such as the Company, Ameristar or its management “believes,” “anticipates,” “intends,” “expects,” “plans,” or words of similar meaning. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are forward-looking statements. It is possible that the Company’s expectations may not be met due to various factors, many of which are beyond the control of the Company. Attention is directed to the cautionary statements included in this press release and to the Company’s reports and other filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for a discussion of some of the factors, risks and uncertainties that could affect the Company’s future results, including the information under “Item 1. Business—Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended December 31, 2000 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Quarterly Report on Form 10-Q of Ameristar Casinos, Inc. for the quarter ended March 31, 2001.

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Visit Ameristar Casinos’ Web site at www.ameristarcasinos.com (which shall not be deemed to be incorporated in or a part of this press release).